EXHIBIT 99.2

Script
2006 4th Quarter and Year End Financial Results Conference Call
Scheduled for 2:15 p.m. Mountain Time on Thursday, March 1, 2007.

(Rick)
(Introduction)

Good afternoon and welcome to our 2006 fourth quarter and year end financial results conference call.  I’m Rick Dutkiewicz, chief financial officer, and with me today is Paul Murphy, president and chief executive officer.

Certain statements during this conference call will constitute forward-looking statements or statements which may be deemed or construed to be forward-looking statements within the meaning of the private securities litigation reform act of 1995.  The words “forecast,” “estimate,” “plan,” “anticipate” “project,” “intend,” “target”, “expect,” “should,” “would,” “believe,” “bodes well,” and similar expressions and all statements that are not historical facts, are intended to identify forward-looking statements.  These forward-looking statements involve and are subject to known and unknown risks, uncertainties and other factors which could cause the Company’s actual results, performance (financial or operating), or achievements to differ from the future results, performance (financial or operating), or achievements expressed or implied by forward-looking statements.  For more details, please refer to our year-end news release issued this morning and to the Risk Factors in our SEC filings.

Now for a recap of our fourth quarter and year-end results…

New World achieved net income of $6.0 million, or $0.57 per basic and $0.54 per diluted share, in the fourth quarter as compared with a net loss of $723,000, or $0.07 per basic and diluted share, in Q4 a year ago.  It was our second consecutive profitable quarter and a further reflection of improved operating margins. In addition, we continue to benefit from the lower interest expense as a result of our February 2006 debt refinancing as well as decreased depreciation and amortization. On a pro-forma basis excluding a $2.1 million impairment charge related to a write down of bagel manufacturing equipment, our basic and diluted per share earnings were $0.77 and $0.73 respectively for the quarter.

Reported revenue in Q4 of 2006 was $99.2 million versus $103.9 million in the same quarter a year ago.  Because the fourth quarter of 2005 included $6.1 million of revenue due to an additional week of restaurant sales, our year-over-year comparisons indicate that Q4 2006 revenue is down.  But if we normalize to consistent 13 week periods, revenue would have increased approximately $1.3 million, Q4 2006 over Q4 2005. This performance is respectable in light of the fact that we had 19 fewer Company-owned stores due to planned closures as well as difficult industry conditions.  Comparable store sales in the fourth quarter grew by 4.7% — our ninth straight positive quarter in that key category.

Gross profit in the fourth quarter increased by 9.0%, to $23.5 million from $21.5 million in Q4 a year ago.  On a sequential quarter basis, the increase was even greater — 29.6% over $18.1 million in gross profit in Q3 2006.  Of course, these increases would have been greater still on a 13-week to 13-week comparative basis.  The key driver of our margin improvement was restaurant gross profit, which offset negative margins from our manufacturing and commissary operations.  As we discussed in previous calls, higher raw materials and freight costs combined with incremental start-up costs related to new products and customers, have been a drag on margins in this category.  However, in the fourth quarter we took steps to rectify some of these issues and are beginning to see some real progress.  For one thing, we completed the consolidation of our commissary operations and gained some efficiencies.  For another, we implemented price increases to some third party customers, offsetting some of the impact of commodity costs.

Our total operating expenses declined by 22.0% in the fourth quarter to $12.6 million from $16.1 million in Q4 a year ago.  The largest contributor to that improvement was lower depreciation and amortization expense, which fell by 59.7% to $2.7 million from $6.7 million as all amortizing intangible assets and a large portion of other assets became fully amortized at the end of the second quarter.  We also had a 19.4%, or $1.8 million, decline in general and administrative expenses.  This was due to lower bonus payments to our corporate staff, a 13-week fourth quarter versus a 14-week fourth quarter in 2005, and a $549,000 refund on sales tax overpayments.  New World recognized $2.1 million in impairment-related charges in the fourth quarter related to a write-down on bagel manufacturing equipment that we agreed to sell to one of our contract manufacturers at a mutually agreed upon fair value.  Loss on sale, disposal or abandonment of assets increased to $287,000 in the fourth quarter from $45,000 in the same quarter last year.

Based on lower overall operating costs, we reported our tenth consecutive quarter of positive operating income.  Fourth quarter income from operations increased 102% to $10.9 million from $5.4 million in Q4 last year. In addition, we generated $4.6 million in cash from operations in the fourth quarter.

Interest expense in the fourth quarter was reduced by $1.3 million, to $4.9 million from $6.2 million in the same quarter last year.  As you know if you’ve been following us during the year, the lower interest expense stems from our first quarter debt refinancing which enabled us to reduce the interest rate on all of our debt from 13.9% to an annualized weighted-average effective rate of 10.3% as of January 2, 2007.  The more favorable rate was made possible by our consistently improving financial performance in recent years, which is a testimony to the quality of our restaurants, our products and our people.

On the balance sheet, cash balances at fiscal year end improved to $5.5 million in cash and cash equivalents and $2.7 million in restricted cash versus $1.6 million in cash and cash equivalents and $3.1 million in restricted cash at the end of the prior year.  We invested $13.2 million in cash in 2006 for new property and equipment, including new stores and store equipment, remodeling of existing stores, manufacturing operations and general corporate purposes.

Turning now to our full year results…

Despite one less week of revenue contribution, New World achieved an increase in revenue during 2006, to $390.0 million from $389.1 million in 2005.  Remember, the 2005 results included an additional $6.1 million of revenue for the extra week.  When calculated on a comparative 52-week basis for both 2006 and 2005, restaurant sales for 2006 increased 1.8%.  Our increase in revenue was attributed primarily to 4.5% growth in comparable store sales for the year.

The Company generated $78.6 million in gross profit in 2006, up 6.7% from $73.7 million in 2005.  Restaurant gross profit grew to $73.5 million, up 10.7% for the year from $66.4 million.  Included in that $7.1 million increase was $6.0 million in food and labor cost savings due to the fact that 2006 had 52 weeks of operations versus 53 weeks in 2005. Our strong restaurant margins were partially offset by negative margins in the Company’s manufacturing operations for reasons we previously mentioned.

Total operating expenses improved by 11.1% in 2006 to $57.2 million from $64.3 million a year ago.  This improvement was attributable to a 35.6% decline in depreciation and amortization expense — to $16.9 million from $26.3 million.  Moving forward, we expect annual depreciation and amortization expense to be in the range of $12 million to $15 million. Significantly lower depreciation and amortization more than offset relatively small increases in G&A, which was up 3.8% to $37.5 million from $36.1 million, including $654,000 in non-cash share-based compensation costs versus $68,000 in the prior year; impairment charges, which increased about $665,000 to $2.3 million; and loss on sale, disposal or abandonment of assets, which grew to $493,000 from $314,000 in 2005.

Operating income increased 129% to $21.4 million in 2006 from $9.4 million in 2005.  We generated $14.0 million in cash from operations in 2006, up 575% from $2.1 million in 2005.

Interest expense in 2006 was reduced by 17.5%, or $4.1 million, to $19.6 million from $23.7 million in 2005, reflecting the reduction of the Company’s weighted average effective interest rate on debt that we’ve already touched on.  Total other expense for the year included $8.8 million in costs associated with the redemption and prepayment of $160.0 million in notes that we refinanced during Q1.  That move was designed to reduce long-term interest costs and improve cash flow, and our results in the second half demonstrate that improvement.

Our net loss in 2006 was $6.9 million, or $0.66 per basic and diluted share, a 51% improvement over the net loss of $14.0 million, or $1.42 per basic and diluted share, in 2005.  Keep in mind that $6.9 million net loss included $8.8 million in note redemption and prepayment costs, $16.9 million in non-cash depreciation and amortization, and $654,000 in non-cash share-based compensation expense. On a pro-forma basis excluding a $2.1 million impairment charge related to a write down of bagel manufacturing equipment, our basic and diluted per share loss was $0.46 for the year.

With that, I’ll turn the call over to Paul Murphy. As usual, I will be available to answer questions during the Q&A portion of our call.  Paul…

(Paul)
Thank you, Rick, and good afternoon everyone.

As I said in our third quarter conference call right after we had turned the corner to profitability, New World’s transition to positive net income is a welcome event and the culmination of a lot of hard work by individuals at all levels of our organization.  We believe we have a good handle on operating expenses at both the restaurant level and the corporate level.  Additionally, as Rick has indicated, our depreciation and amortization costs going forward are expected to be significantly lower than in past years.  Those factors, combined with a substantial reduction in interest expense, give us a very attractive earnings model and a path to steadily building shareholder value.

The final piece of the puzzle is revenue growth.  In 2006 — comparing like 52-week periods — we achieved modest revenue growth in a difficult environment that was impacted by rising energy costs, erratic weather patterns, and economic factors that put a damper on consumers’ appetites for dining out.  Our growth was particularly gratifying considering the fact that we finished the year with net 28 fewer restaurants systemwide — including 19 fewer company-owned stores — due to the closing of select underperforming stores.

Moving forward, we plan to drive revenue growth through new store openings and increased revenue from existing stores.  In 2006 we opened five new company owned stores, including 3 Einstein Bros. Bagels and 2 Noah’s New York Bagels.  Additionally, we added 29 licensed stores and 2 franchised locations to our system.  In 2007 we expect to open 10 to 15 new company-owned stores, including Einstein Bros. stores in Atlanta, Chicago, Las Vegas, Phoenix, and Florida — all markets where we think prospects for expansion are excellent.  Likewise, we plan to leverage our Noah’s brand awareness in the Northwest and West with new locations in Portland, Seattle and California.

The second catalyst for growth is increasing traffic counts and revenue at existing locations.  We have a strategy in place for attacking that goal and I’d like to share with you a few of the highlights:

•                  An aggressive remodeling program.  To date we have remodeled 23 restaurants at an investment of approximately $1.6 million.  Late in 2006 we remodeled select restaurants to reflect the front line of our prototype restaurant.  Changes included increased seating, upgraded décor, new menu boards, new wireless ordering systems, new coolers with expanded beverage offerings as well as a much improved coffee bar.  We are planning to accelerate this process with a similar remodeling effort covering approximately 25 additional restaurants in 2007.

•                  Increased emphasis on catering.  In addition to adding incremental out-of-store revenue, catering is an excellent way to leverage store infrastructure, increase brand exposure and develop new customers with little or no additional capital investment.  With this in mind, we have created a dedicated catering staff to drive the process.  We currently have catering operations in 13 markets and in 2007 expect to launch catering activities in five additional markets.

•                  Continually updating our menus and offerings.  Einstein Bros. Bagels is known for continually introducing new, innovative menu items, and this is a critical supporting aspect of our growth strategy that played a role in our second half success.  For example, in Q3 we introduced a line of frozen drinks that we call Bros. Blenders™ at our Einstein Bros. locations and have plans in ‘07 to bring those drinks to our Noah’s locations.  In Q4 we brought back our pumpkin bagels, muffins and cream cheese, and just before the holidays we introduced a candy cane bagel that was well received.  We have also introduced pretzel bagels and plan to re-launch a test of our new and improved pizza bagel in selected markets.  Late in the year we began testing a new menu at our Einstein Bros. prototype restaurant.  It included traditional favorites such as the Tasty Turkey™ and the Italian Chicken Panini™ as well as popular selections from our Noah’s menu that included grilled chicken sandwiches and an expanded line of bagel dogs.  These initiatives ensure our customers never experience a stale menu.

•                  Operational improvement initiatives.  We are building an operational culture of continuous improvement at the corporate level and at our stores.  In 2006 we introduced service checklists, secret shopper inspections, and enhanced training programs.  We have also tested an advanced ordering system that uses wireless technology to reduce the time our guests wait in line.  A monitor in the order line tracks the turnaround time on orders and alerts associates to orders that exceed normal production time.  We expect to implement this system in our higher volume restaurants where we believe waiting time has held down sales.

•                  As always, we will keep a fresh focus on hospitality as a means of ensuring customer loyalty.  As important as consistently excellent food quality is to this process, equally excellent customer service can ensure a highly satisfying guest experience, which, in turn, promotes return visits.  Our strategy in this regard is to hire and motivate exceptional general managers, who will, in turn, hire and train exceptional customer service-oriented associates.

As a closing comment, we believe we have a very strong foundation from which to grow.  We have nearly 600 restaurants in our system across 36 states and the District of Columbia.  We have well-established brands, a motivated and experienced staff, a solid growth strategy and, as discussed here today, a recent return to profitability that strengthens our ability to execute on that strategy.  We’re very excited about our prospects, and we look forward to updating you on our 2007 progress during our first quarter conference call in late April or early May.  Operator, you may now open the call to questions.

Summary of Question and Answer Session:

Remodel costs: We anticipate the costs of remodeling approximately 25 stores in 2007 to be slightly higher that the total incurred for 2006 for 23 stores - we are anticipating $1.8 million to $2.0 million. We prioritize stores selected for remodel based on 2 criteria: 1) higher volumes with quick returns/payback and 2) markets that we can create flagship markets against our new prototype store with the new frontline service system, and menu boards. Stores selected for remodel are closed for a modest period of time dependent upon the magnitude of work necessary and generally have a targeted re-opening campaign.

New company-owned stores: Construction costs for new stores are dependent upon the total square footage. We target stores that are 2,500 square feet in markets that we believe will achieve annual sales of $1.0 million by the end of the first year. Cash flows are superior at the $1.0 million level. With the exception of one restaurant, our 2006 new store openings are on track to achieve the $1.0 million level.

Debt refinancing: The refinancing created staple refinancing that provides us the opportunity to take out the most expensive and junior debt. It is dependent upon things that are both within and outside our control. Those aspects that are reasonably within our control include our restaurants' operating performance, absolute growth in sales and the expansion of distribution points through the growth of our franchise and license channel. The principal element outside our control is the condition of the market but we will do what is right for the company and shareholders and if the markets are friendly, we will look at the opportunity to de-lever the balance sheet.

2007 store openings: Our new store openings for 2007 is not 4th quarter heavily weighted but sometimes the timing of franchise and license store openings follow various trends associated with colleges and universities.

First quarter 2007: We continue to have positive momentum in the first quarter is spite of the weather challenges during the past 8 weeks.